Exhibit 10.42
June 12, 2025

Laura Fennell
Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043

Dear Laura,

On behalf of Intuit, I want to thank you for your many years of outstanding service to Intuit, including as Chief People & Places Officer (CPPO) for the past 6 years. This letter outlines the planned transition of your role with Intuit.

On July 31, 2025, you will transition into a new role of Senior People & Places Advisor. You will continue to be employed full time in this new role until September 1, 2027, when your employment will end, unless extended by mutual agreement between you and Intuit’s Chief Executive Officer. Once you transition to your new role, you will report to the CEO (Sasan Goodarzi) and will have the duties, responsibilities and authorities described below or otherwise assigned to you by the CEO, or his successor. These duties are expected to include, without limitation: (1) supporting the transition of the CPPO role and responsibilities; (2) supporting the executives of the company in preparing for and carrying out meetings of the Compensation and Organizational Development Committee in fiscal 2026; (3) coaching executives in the People & Places organization; (4) coaching other executives identified by the CEO or CPPO; and (5) other duties requested from time to time by the CEO or CPPO. This role will be remote, unless otherwise agreed to by you and the CEO.

For the remainder of the current fiscal year 2025, your base salary and target bonus opportunity will remain unchanged from the amounts previously approved by the Compensation and Organizational Development Committee.

From August 1, 2025 to July 31, 2026, the following terms will be in effect:

Base Salary. Beginning on August 1, 2025, your annualized base salary will remain unchanged from its current level, and will be paid in accordance with Intuit’s standard payroll procedures.

Annual Bonus. You will continue to be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”). Beginning on August 1, 2025, in your new role, your target IPI incentive opportunity will be equal to 50% of your new base salary.

From August 1, 2026 to September 1, 2027, the following terms will be in effect, unless otherwise agreed to in writing by you and the CEO:

Base Salary. Beginning on August 1, 2026, your annualized base salary will be $200,000, and will be paid in accordance with Intuit’s standard payroll procedures.

Annual Bonus. You will continue to be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”). Beginning on August 1, 2026, your target IPI incentive opportunity will be equal to 30% of your new base salary.

In addition, from the date of this letter through September 1, 2027, the following terms will be in effect:

Long-Term Incentives. Your previously granted equity awards will remain outstanding and eligible to vest in accordance with the applicable plan documents and governing award agreements subject to your continued employment or service with Intuit. You will not receive new awards under Intuit’s equity incentive compensation programs.

Employee Benefits. You and your eligible dependents will continue to have the opportunity to participate in employee benefit plans offered generally to Intuit employees. In your new role, you will not be eligible to participate in the nonqualified deferred compensation program or the management stock purchase program for fiscal 2026 or beyond.

In exchange for your continued employment and associated compensation and benefits you will receive, you agree to sign the separation agreement attached as Exhibit A at the termination of your employment.

All other terms of your employment remain subject to Intuit’s standard policies and procedures, including the “at-will” nature of your employment. The Employee Intellectual Property Assignment and Confidentiality Agreement you signed continues to remain in effect.

Please review these terms to make sure they are consistent with your understanding. If so, please sign and date below.

Sincerely,

INTUIT INC.

By: /s/ Kerry McLean                        Date:     June 12, 2025
Name: Kerry McLean
Title: EVP, General Counsel and Corporate Secretary

Acknowledged and Agreed:

/s/ Laura Fennell
                                    Date:     June 13, 2025
Laura Fennell, EVP, Chief People & Places Officer